                                                       EXHIBIT 21

                         SUBSIDIARIES OF
                PUBLIC SERVICE COMPANY OF COLORADO
                     As of December 31, 1994

              Subsidiary                         State of Incorporation

1.   Cheyenne Light, Fuel and Power Company              Wyoming

2.   1480 Welton, Inc.                                  Colorado

3.   Fuel Resources Development Co.                     Colorado

4.   Green and Clear Lakes Company                      New York

5.   Natural Fuels Corporation                          Colorado

6.   PS Colorado Credit Corporation                     Colorado

7.   PSR Investments, Inc.                              Colorado

8.   WestGas InterState, Inc.                           Colorado

9.   WestGas TransColorado, Inc.                        Colorado


The names of several majority-owned subsidiaries are omitted since such subsidiaries, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary as of December 31, 1994.